Exhibit 5.1

INVESTMENT LAW GROUP

OF GILLETT, MOTTERN & WALKER, LLP

1230 Peachtree Street NE

Suite 2445

Atlanta, Georgia 30309

____________________

Telephone: (404) 607-6933  Facsimile: (678) 840-2126

November 11, 2010

Silver Falcon Mining, Inc.

7322 Manatee Avenue West, #299

Bradenton, Florida 34209

Ladies and Gentlemen:

You have requested my opinion as counsel for Silver Falcon Mining, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 20,000,000 shares of Common Stock under the 2010 Employee, Consultant and Advisor Stock Compensation Plan of the Company, and 20,000,000 shares of Common Stock issuable upon exercise of options issued under the 2010 Stock Option Plan of the Company.

I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about November 11, 2010 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

INVESTMENT LAW GROUP OF GILLETT, MOTTERN & WALKER, LLP

/s/ Robert J. Mottern

Robert J. Mottern, Esq.